Exhibit 99.1
National Interstate Corporation Reports 2010 Fourth Quarter and Full Year Results
•	Gross premiums up +62% for the 2010 fourth quarter and +27% for the 2010 full year
•	Earnings from operations of $.36 per share for the 2010 fourth quarter and $1.58 full year

•	ROE of 13.6% and book value per share increased +13.7% for 2010
Richfield, Ohio, February 23, 2011 — National Interstate Corporation (Nasdaq: NATL) today reported 2010 fourth quarter and full year results. Gross premiums written of $105.6 million for the 2010 fourth quarter and $438.6 million for the 2010 full year both increased compared to the same 2009 periods primarily due to the acquisition of Vanliner Insurance Company that was effective July 1, 2010, as well as growth from existing businesses.
The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net after-tax earnings from operations, after-tax net realized gain from investments, the change in the valuation allowance related to net capital losses, and the after-tax impact from the balance sheet guarantee related to the Vanliner acquisition, all of which are non-GAAP financial measures. Also included is the gain on bargain purchase of Vanliner, which has been recognized as a separate component of revenues for the year ended December 31, 2010.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax earnings from operations	$7,110	$8,726	$30,516	$38,050
After-tax net realized gain from investments	514	475	2,811	1,664
Change in valuation allowance related to net capital losses	—	4,337	810	6,735
Gain on bargain purchase of Vanliner	—	—	7,453	—
After-tax impact from balance sheet guaranty for Vanliner	(2,081)	—	(2,081)	—

Net income	$5,543	$13,538	$39,509	$46,449

Net after-tax earnings from operations per share, diluted	$0.36	$0.45	$1.58	$1.96
After-tax net realized gain from investments per share, diluted	0.03	0.03	0.14	0.09
Change in valuation allowance related to net capital losses per share, diluted	—	0.22	0.04	0.35
Gain on bargain purchase of Vanliner per share, diluted	—	—	0.38	—
After-tax impact from balance sheet guaranty for Vanliner per share, diluted	(0.11)	—	(0.11)	—

Net income per share, diluted	$0.28	$0.70	$2.03	$2.40

Dave Michelson, President and Chief Executive Officer stated, “The big story for us in 2010 was the Vanliner acquisition, which has met our expectations in all regards. The moving and storage insurance business fits well with our existing operations and the business we have underwritten is poised to have a positive financial impact in 2011. However, the structure of the deal and the required accounting treatment has created some complexities when analyzing our results that will continue until the guaranteed business written prior to the acquisition runs off.”
Gain on Bargain Purchase and Impact from the Vanliner Guaranteed Runoff Business:
During the 2010 fourth quarter, the Company adjusted its provisional bargain purchase gain of $0.6 million reported in the 2010 third quarter by $6.9 million, resulting in a final year-to-date gain on bargain purchase of $7.5 million. The GAAP-basis accounting and disclosure requirements related to business combinations requires that the full $7.5 million gain be retrospectively adjusted and recognized as of the acquisition date, July 1, 2010. The $6.9 million adjustment to the gain on bargain purchase is primarily due to a reduction in the fair value of acquired loss and allocated loss adjustment expense reserves, as well as refinements to the initial estimate of any contingent consideration from the seller associated with the balance sheet guarantee.

As previously disclosed, the seller provided National Interstate with comprehensive financial guarantees related to the runoff of Vanliner’s final balance sheet whereby both favorable and unfavorable balance sheet development inures to the seller. Additionally, as a result of purchase accounting requirements to determine the fair value of the future economic benefit of the financial guarantees and acquired loss reserves, the Company has recorded its estimate of future development as part of the gain on bargain purchase, despite the fact that actual gains and losses related to the financial guaranty will be reflected in operations as they are incurred in future periods. As a result, the timing of the revenues and expenses associated with the guaranteed runoff business will not occur in the same period and will reflect combined ratios which are not consistent with the negotiated combined ratio which was to approximate 100% for the Vanliner guaranteed business. As such, the after-tax impact from the runoff business guaranteed by the seller of $2.1 million for 2010 has been removed from the net after-tax earnings from operations to properly report only those results of the ongoing business.
As a means of finalizing the purchase price, both parties also agreed to jointly make an election under Section 338(h)(10) (Election) of the Internal Revenue Code. Through this arrangement, the seller agreed to compensate the Company an additional $8.4 million for Vanliner’s net deferred tax assets forfeited as a result of making the Election. In conjunction with executing the Election, the parties agreed upon Vanliner’s final tangible book value of $110.8 million. The gain on bargain purchase was not impacted by the Election, as the $8.4 million compensation from the seller reduced both the purchase price and the fair value of net assets acquired by $8.4 million. The Purchase Agreement has been amended to reflect these changes.
Earnings from Operations:
Net after-tax earnings from operations, comprised of underwriting income and recurring investment income, was $7.1 and $30.5 million for the 2010 fourth quarter and full year, respectively. Both amounts decreased compared to the same periods last year reflecting increased investment income offset by higher claims costs and slightly higher underwriting expenses. The Company excluded the impact from the balance sheet guarantee associated with the Vanliner acquisition from the net after-tax earnings from operations as well as from the following ratios to properly reflect the results of ongoing operations:

	Three Months Ended December 31,		Year Ended December 31,
	2010 (a)	2009	2010 (a)	2009
Losses and loss adjustment expense ratio	70.9%	61.8%	67.5%	60.8%
Underwriting expense ratio	25.2%	23.6%	24.6%	24.0%

Combined ratio	96.1%	85.4%	92.1%	84.8%

(a)	These underwriting ratios have been adjusted to exclude the impact of the runoff of the guaranteed Vanliner business.
Claims: The loss and loss adjustment expense (LAE) ratio for the 2010 fourth quarter of 70.9% was 9.1 percentage points higher than the 2009 fourth quarter and the loss and LAE ratio of 67.5% for the 2010 full year was 6.7 percentage points higher than the 2009 full year. The period over period variances were due in part to favorable claims results experienced throughout 2009 as well as higher losses in 2010 from the commercial vehicle product which is part of the specialty personal lines component and the impact from several periods of single digit rate decreases in the traditional transportation products. In addition, the Company experienced claims severity associated with several truck transportation products in both the alternative risk transfer and transportation components in the 2010 fourth quarter. During the 2010 fourth quarter, excluding the Vanliner balance sheet guarantee, the Company experienced favorable development from prior year claims of $1.2 million which reduced the loss and LAE ratio by 1.4 percentage points for the quarter, compared to 1.5 percentage points of favorable development in the 2009 fourth quarter.
Expenses: The underwriting expense ratios of 25.2% and 24.6% for the 2010 fourth quarter and full year, respectively, were in line with expectations and historical ratios. The Company’s quarterly underwriting expense ratios could vary based on the mix of business written or non-recurring items such as costs associated with the

Vanliner acquisition, but the Company has consistently reported underwriting expense ratios in the mid 20% range for the past several years.
Investment Income: Net investment income of $6.9 million for the 2010 fourth quarter and $23.3 million for the 2010 full year both increased compared to the same periods last year. The increase primarily resulted from the addition of the Vanliner portfolio at the beginning of the 2010 third quarter.
“After adjusting for the impact of the Vanliner balance sheet guarantee, we finished the year with a 92.1% combined ratio. This result met our expectations and was a great accomplishment given the competitive market conditions and our focus on the Vanliner acquisition during the year. The rise in claims costs was anticipated and we are pleased that we kept our expenses consistent with prior periods,” commented Mr. Michelson.
Realized Investment Gains:
The Company generated net realized gains from investments for all quarters in both 2009 and 2010 as part of its ongoing investment approach. The higher gains for the 2010 full year compared to the 2009 full year resulted primarily from security sales to generate funds for the Vanliner acquisition. Net realized gains on investments for the 2010 and 2009 fourth quarters and full years were as follows:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(In thousands)
Other-than-temporary impairments	$(44)	$(1,379)	$(342)	$(3,887)
Net gain on sales and equity partnership	834	2,109	4,666	6,448

Net realized gains on investments	$790	$730	$4,324	$2,561

The Company maintains a high quality and diversified portfolio with approximately 92% of its holdings rated as investment grade. The decline in net unrealized gains in the portfolio during the 2010 fourth quarter reflects an increase in interest rates during the quarter. The fair value and unrealized gains (losses) by investment type were as follows:

	December 31, 2010
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$184,857	$1,487
Foreign government	5,676	(65)
State and local government	270,015	2,049
Mortgage backed securities	202,308	(134)
Corporate obligations	232,577	3,314
Preferred redeemable securities	12,142	(285)

Total fixed maturities	$907,575	$6,366

Perpetual preferred stock	1,363	54
Common stock	29,145	3,197

Total equity securities	$30,508	$3,251

Cash and short-term investments	$27,121	$—

Total	$965,204	$9,617

Deferred Income Tax Valuation Allowance and Impact to Effective Tax Rate for Non-recurring Items:
In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges during the financial crisis, which increased the 2008 effective tax rate. Beginning in the 2009 first quarter and continuing through the 2010 first quarter, this valuation allowance decreased resulting in a corresponding decrease in the federal income tax expense. No valuation allowance against deferred tax assets existed subsequent to March 31, 2010. However, a gain on bargain purchase is a nontaxable transaction; therefore,

100% of the gain is reflected in our 2010 net income which created a 5.0 percentage point benefit to our 2010 full year effective tax rate.
Gross Premiums Written:
Mr. Michelson said, “We are very pleased with our top line growth of 27% for the year because it came both from the Vanliner acquisition as well as existing products. Excluding Vanliner, we grew approximately 27% for the 2010 fourth quarter and 12% for the full year. Once again the highest growth rate was in our alternative risk transfer products where our customers continue to recognize our expertise and innovative product design. During the fourth quarter we started our first group captive program for our moving and storage business.”
The table below summarizes gross premiums written by business component:

	Three Months Ended December 31,
	2010		2009
	Amount	Percent	Amount	Percent
		(Dollars in thousands)
Alternative Risk Transfer	$50,091	47.4%	$31,765	48.8%
Transportation	38,374	36.3%	15,390	23.6%
Specialty Personal Lines	12,194	11.6%	13,313	20.4%
Hawaii and Alaska	3,669	3.5%	3,618	5.6%
Other	1,243	1.2%	1,045	1.6%

Gross premiums written	$105,571	100.0%	$65,131	100.0%

	Year Ended December 31,
	2010		2009
	Amount	Percent	Amount	Percent
		(Dollars in thousands)
Alternative Risk Transfer	$229,844	52.4%	$192,953	55.9%
Transportation	123,752	28.2%	66,537	19.3%
Specialty Personal Lines	61,662	14.1%	61,523	17.8%
Hawaii and Alaska	18,104	4.1%	18,576	5.5%
Other	5,268	1.2%	5,288	1.5%

Gross premiums written	$438,630	100.0%	$344,877	100.0%

Alternative Risk Transfer (ART): The ART component grew 57.7% for the 2010 fourth quarter and 19.1% for the 2010 full year. Over one-third of the growth in the 2010 fourth quarter was the result of new relationships finalized during the quarter. Also contributing to this growth both for the 2010 fourth quarter and full year was the continued near 100% renewal rate in ART group programs and the addition of new insureds to our existing programs.
Transportation: Beginning in the 2010 third quarter, business written as a result of the Vanliner acquisition was reported in this component, which accounted for the majority of the growth in both the 2010 fourth quarter and full year. The moving and storage premiums that have been written through Vanliner during the initial two quarters following the acquisition were consistent with the Company’s expectations. The 2010 passenger and truck transportation premiums excluding Vanliner were comparable to the 2009 fourth quarter and approximately 11% ahead of the 2009 full year. The Company continues to experience competitive pricing in its traditional truck and passenger transportation products that affects growth opportunities in this component.
Hawaii and Alaska: Gross premiums written in this component were relatively flat for both the quarter and full year reflecting continued competitive market conditions.
Specialty Personal Lines: Gross premiums written in the specialty personal lines component were down 8.4% for the 2010 fourth quarter and flat for the 2010 full year. The growth in this component slowed in 2010 compared to 2009 primarily due to underwriting and pricing actions related to the commercial vehicle product that have been in place most of the year.
Summary Comments:
“The 2010 fourth quarter was the culmination of a very active year for us that produced favorable results and a positive outlook. We completed the first major acquisition in National Interstate’s 22 year history and successfully transitioned the new business into our operation. The addition of the Vanliner written premiums along with growth in our traditional transportation and ART components again demonstrated that we are a growth company,” stated Mr. Michelson. “We have maintained solid underwriting profitability and grew our investment income in 2010 achieving a Return on Average Shareholders’ Equity of 13.6% for the year.”
Earnings Conference Call
The Company will hold a conference call to discuss the 2010 fourth quarter and full year results tomorrow, Thursday, February 24, 2011 at 10:00 a.m. Eastern Standard Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (888) 680-0893 and providing the confirmation code 83168267. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=PNEQVECRJ and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, including the execution of the integration of Vanliner; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.
About National Interstate Corporation
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. Products are offered through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. The Company’s insurance subsidiaries, including the two primary insurers, National Interstate Insurance Company and Vanliner Insurance Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Tanya Inama
National Interstate Corporation
877-837-0339
investorrelations@nationalinterstate.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010 (a)	2009	2010 (a)	2009
Operating Data:
Gross premiums written	$105,571	$65,131	$438,630	$344,877

Net premiums written	$86,624	$55,175	$354,529	$275,046

Premiums earned	$107,091	$69,152	$358,371	$279,079
Net investment income	6,887	4,894	23,298	19,324
Net realized gains on investments (*)	790	730	4,324	2,561
Gain on bargain purchase	—	—	7,453	—
Other	856	861	3,680	3,488

Total revenues	115,624	75,637	397,126	304,452
Losses and loss adjustment expenses	82,068	42,703	256,408	169,755
Commissions and other underwriting expenses	19,635	13,680	67,639	57,245
Other operating and general expenses	5,776	3,496	17,197	13,076
Expense on amounts withheld	875	957	3,450	3,535
Interest expense	59	314	294	717

Total expenses	108,413	61,150	344,988	244,328

Income before income taxes	7,211	14,487	52,138	60,124
Provision for income taxes	1,668	949	12,629	13,675

Net income	$5,543	$13,538	$39,509	$46,449

Per Share Data:
Net income per common share, basic	$0.29	$0.70	$2.04	$2.41
Net income per common share, assuming dilution	$0.28	$0.70	$2.03	$2.40

Weighted average number of common shares outstanding, basic	19,357	19,302	19,343	19,301
Weighted average number of common shares outstanding, diluted	19,484	19,392	19,452	19,366

Cash dividend per common share	$0.08	$0.07	$0.32	$0.28

(*) Consists of the following:
Net realized gains before impairment losses	$834	$2,109	$4,666	$6,448

Total losses on securities with impairment charges	—	(1,433)	(197)	(6,955)
Non-credit portion recognized in other comprehensive income	(44)	54	(145)	3,068

Net impairment charges recognized in earnings	(44)	(1,379)	(342)	(3,887)

Net realized gains on investments	$790	$730	$4,324	$2,561

GAAP Ratios:
Losses and loss adjustment expense ratio	76.6%	61.8%	71.5%	60.8%
Underwriting expense ratio	22.9%	23.6%	22.7%	24.0%

Combined ratio	99.5%	85.4%	94.2%	84.8%

Return on equity (b)			13.6%	19.1%
Average shareholders’ equity			$290,448	$243,696

	At December 31,	At December 31,
	2010 (a)	2009
Balance Sheet Data (GAAP):
Cash and investments	$965,204	$614,974
Reinsurance recoverable	208,590	149,949
Amounts refundable on purchase price of Vanliner	14,256	—
Intangible assets	8,972	—
Total assets	1,488,605	955,753
Unpaid losses and loss adjustment expenses	798,645	417,260
Long-term debt	20,000	15,000
Total shareholders’ equity	$309,578	$271,317
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$305,441	$270,568
Book value per common share, basic (at period end)	$15.99	$14.06
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$15.78	$14.02
Common shares outstanding at period end (c)	19,356	19,302

(a)	Certain line items and ratios associated with the 2010 results have been impacted by the required purchase accounting related to the Vanliner acquisition.

(b)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the period

(c)	Common shares outstanding at period end include all vested common shares. At December 31, 2010

December 31, 2009 there were 88,500 and 91,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.